U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[X] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

City of London Investment Group PLC (1)
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

10 Eastcheap
--------------------------------------------------------------------------------
                                    (Street)

London          England                 EC3M ILX
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

The India Growth Fund, Inc. ("IGF")
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

July 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value $.01 per share (2)   N/A     N/A              N/A        N/A     N/A          0            N/A
------------------------------------------ -------  ----- ------    --------    -----   -----    ------------   --------  ----------
Common Stock, par value $.01 per share (3)   N/A     N/A              N/A        N/A     N/A          0            N/A
------------------------------------------ -------  ----- ------    --------    -----   -----    ------------   --------  ----------
Common Stock, par value $.01 per share (4)   N/A     N/A              N/A        N/A     N/A          0            N/A
------------------------------------------ -------  ----- ------    --------    -----   -----    ------------   --------  ----------
Common Stock, par value $.01 per share (5) 7/26/02    S              176,561      D     $7.70         0            N/A
------------------------------------------ -------  ----- ------    --------    -----   -----    ------------   --------  ----------
Common Stock, par value $.01 per share (6)   N/A     N/A              N/A        N/A     N/A       139,060          D
------------------------------------------ -------  ----- ------    --------    -----   -----    ------------   --------  ----------
Common Stock, par value $.01 per share (7)   N/A     N/A              N/A        N/A     N/A       176,666          D
------------------------------------------ -------  ----- ------    --------    -----   -----    ------------   --------  ----------
Common Stock, par value $.01 per share (8)   N/A     N/A              N/A        N/A     N/A       194,477          D
------------------------------------------ -------  ----- ------    --------    -----   -----    ------------   --------  ----------
Common Stock, par value $.01 per share (9)   N/A     N/A              N/A        N/A     N/A       159,375          D
------------------------------------------ -------  ----- ------    --------    -----   -----    ------------   --------  ----------
Common Stock, par value $.01 per share (10)  N/A     N/A              N/A        N/A     N/A         7,200          D
------------------------------------------ -------  ----- ------    --------    -----   -----    ------------   --------  ----------
Common Stock, par value $.01 per share (11)  N/A     N/A              N/A        N/A     N/A        15,800          D
====================================================================================================================================

*   If the Form is filed by more than one Reporting Person, see Instruction
    4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OM CONTROL NUMBER.


                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) Neither City of London Investment Group PLC ("CLIG"), City of London Investment Management Company Limited ("CLIM") nor City of London Quantitative Management Limited ("CLQM") are the beneficial owners of any shares of IGF as the term "beneficial owner" is defined in Rule 16a-1(a)(2). CLIG is the parent holding company of CLIM, which provides investment advisory services to the funds listed in notes 5 through 10 below, and CLQM, which provides advisory services to the fund listed in note 11 below. This filing shall not be deemed an admission by any of the listed funds that they are subject to reporting under Section 16(a). The funds listed in notes 6 through 11 below did not engage in any transactions in shares of IGF during July 2002.
(2) Regarding CLIG: CLIG has no pecuniary interest in any of the shares owned directly by the funds listed in notes 5 through 11 below.
(3) Regarding CLIM: CLIM has no pecuniary interest in any of the shares owned directly by the funds listed in notes 5 through 10 below.
(4) Regarding CLQM: CLQM has no pecuniary interest in any of the shares owned directly by the fund listed in note 11 below.
(5)  These securities are beneficially owned by MP Emerging Markets Country
     Fund.
(6)  These securities are beneficially owned by The Emerging World Fund.
(7) These securities are beneficially owned by Global Emerging Markets Country Fund.
(8) These securities are beneficially owned by Investable Emerging Markets Country Fund.
(9) These securities are beneficially owned by GFM (Institutional) Emerging Markets Country Fund.
(10) These securities are beneficially owned by Tradex Global Equity Fund.
(11) These securities are beneficially owned by Global Optimization Fondo de Inversion Internacional.


City of London Investment Group PLC

By: /s/ Douglas F. Allison                              August 9, 2002
    --------------------------------------            ------------------
Name: Douglas F. Allison, Finance Director                   Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                             JOINT FILER INFORMATION
                             -----------------------



Name:                 City of London Investment Management Company Limited
----


Address:              10 Eastcheap
-------               London EC3M ILX, England


Designated Filer:     City of London Investment Group PLC
----------------


Issuer and
Ticker Symbol:        The India Growth Fund, Inc. ("IGF")
-------------


Statement for
Month/Year:           July 2002*
----------


Signature:            City of London Investment Management Company Limited
---------

                      By: /s/ Douglas F. Allison
                      ------------------------------------------
                      Name: Douglas F. Allison, Finance Director



* See disclaimer in note 1 to the Form 4.

                             JOINT FILER INFORMATION
                             -----------------------



Name:                 City of London Quantitative Management Limited
----


Address:              510 Thornall Street, Suite 220
-------               Edison, NJ 08837
                      United States


Designated Filer:     City of London Investment Group PLC
----------------


Issuer and
Ticker Symbol:        The India Growth Fund, Inc. ("IGF")
-------------


Statement for
Month/Year:           July 2002*
----------


Signature:            City of London Quantitative Management Limited
---------

                      By: /s/ Douglas F. Allison
                          --------------------------------------
                      Name: Douglas F. Allison, Finance Director



* See disclaimer in note 1 to the Form 4.

                             JOINT FILER INFORMATION
                             -----------------------



Name:                 The Emerging World Fund
----


Address:              IFSC House
-------               International Financial Services Centre
                      Dublin 1
                      Ireland


Designated Filer:     City of London Investment Group PLC
----------------


Issuer and
Ticker Symbol:        The India Growth Fund, Inc. ("IGF")
-------------


Statement for
Month/Year:           July 2002*
----------


Signature:            The Emerging World Fund
---------

                      By: City of London Investment Management Company Limited
                      Its:  Investment Advisor


                      By: /s/ Douglas F. Allison
                          --------------------------------------
                      Name: Douglas F. Allison, Finance Director



* See disclaimer in note 1 to the Form 4.

                             JOINT FILER INFORMATION
                             -----------------------




Name:                 Global Emerging Markets Country Fund
----


Address:              10 Eastcheap
-------               London EC3M ILX, England



Designated Filer:     City of London Investment Group PLC
----------------


Issuer and
Ticker Symbol:        The India Growth Fund, Inc. ("IGF")
-------------


Statement for
Month/Year:           July 2002*
-----------


Signature:            Global Emerging Markets Country Fund
---------

                      By: City of London Investment Management Company Limited
                      Its: Investment Advisor


                      By: /s/ Douglas F. Allison
                          --------------------------------------
                      Name: Douglas F. Allison, Finance Director




* See disclaimer in note 1 to the Form 4.

                             JOINT FILER INFORMATION
                             -----------------------




Name:                 Investable Emerging Markets Country Fund
----


Address:              10 Eastcheap
-------               London EC3M ILX, England



Designated Filer:     City of London Investment Group PLC
----------------


Issuer and
Ticker Symbol:        The India Growth Fund, Inc. ("IGF")
-------------


Statement for
Month/Year:           July 2002*
-----------


Signature:            Investable Emerging Markets Country Fund
---------

                      By: City of London Investment Management Company Limited
                      Its: Investment Advisor


                      By: /s/ Douglas F. Allison
                          --------------------------------------
                      Name: Douglas F. Allison, Finance Director



* See disclaimer in note 1 to the Form 4.

                             JOINT FILER INFORMATION
                             -----------------------




Name:                 MP Emerging Markets Country Fund
----


Address:              10 Eastcheap
-------               London EC3M ILX, England



Designated Filer:     City of London Investment Group PLC
----------------


Issuer and
Ticker Symbol:        The India Growth Fund, Inc. ("IGF")
--------------


Statement for
Month/Year:           July 2002*
-----------


Signature:            MP Emerging Markets Country Fund
---------

                      By: City of London Investment Management Company Limited
                      Its: Investment Advisor


                      By: /s/ Douglas F. Allison
                          --------------------------------------
                      Name: Douglas F. Allison, Finance Director





* See disclaimer in note 1 to the Form 4.

                             JOINT FILER INFORMATION
                             -----------------------




Name:                 GFM (Institutional) Emerging Markets Country Fund
----


Address:              20 Queen Street
-------               West Suite 3206
                      Toronto, Ontario, MSH 3R3, Canada


Designated Filer:     City of London Investment Group PLC
----------------


Issuer and
Ticker Symbol:        The India Growth Fund, Inc. ("IGF")
--------------


Statement for
Month/Year:           July 2002*
-----------


Signature:            GFM (Institutional) Emerging Markets Country Fund
---------

                      By: City of London Investment Management Company Limited
                      Its: Investment Advisor


                      By: /s/ Douglas F. Allison
                          --------------------------------------
                      Name: Douglas F. Allison, Finance Director




* See disclaimer in note 1 to the Form 4.

                             JOINT FILER INFORMATION
                             -----------------------



Name:                 Tradex Global Equity Fund
----


Address:              Clarica Centre
-------               50 O'Connor Street, Suite 1120
                      Ottawa, Ontario K1P 6L2, Canada



Designated Filer:     City of London Investment Group PLC
----------------


Issuer and
Ticker Symbol:        The India Growth Fund, Inc. ("IGF")
-------------


Statement for
Month/Year:           July 2002*
-----------


Signature:            Tradex Global Equity Fund
---------

                      By: City of London Investment Management Company Limited
                      Its:  Investment Advisor


                      By: /s/ Douglas F. Allison
                          --------------------------------------
                      Name: Douglas F. Allison, Finance Director




* See disclaimer in note 1 to the Form 4.

                             JOINT FILER INFORMATION
                             -----------------------



Name:                 Global Optimization Fondo de Inversion Internacional
----


Address:              510 Thornall Street, Suite 220
-------               Edison, NJ 08837
                      United States



Designated Filer:     City of London Investment Group PLC
----------------


Issuer and
Ticker Symbol:        The India Growth Fund, Inc. ("IGF")
--------------


Statement for
Month/Year:           July 2002*
-----------


Signature:            Global Optimization Fondo de Inversion Internacional
---------

                      By: City of London Quantitative Management Limited
                      Its:  Investment Advisor


                      By: /s/ Douglas F. Allison
                          --------------------------------------
                      Name: Douglas F. Allison, Finance Director




* See disclaimer in note 1 to the Form 4.